Exhibit 23.1

From: olayinka oyebola <olayinka_oyebola@hotmail.com>

Subject: Re: 10-K consent to file

Date: July 24, 2024 at 9:01:25 PM GMT+3

To: Mark Radom <mark.radom@slingerbag.com>, idowu dolapo <dolapor21@gmail.com>, Rasheed Salaudeen <rasheedsalaudeen022@gmail.com>, Ruben Poliszuk <ruben@slingerbag.com>, Mike Ballardie <mike@slingerbag.com>

We hereby give concent to file.

Regards

Olayinka Oyebola & Co.